Exhibit 99.1

W&T OFFSHORE REPORTS THIRD QUARTER 2007 FINANCIAL AND OPERATIONAL RESULTS

Provides Revised Production and Expense Guidance for the Fourth Quarter

HOUSTON — November 7, 2007 — W&T Offshore, Inc. (NYSE: WTI) announced today financial and operational results, including:

•	Production for the third quarter of 2007 increased 10% to 314 MMcfe per day compared to the third quarter of 2006

•	Production during the third quarter of 2007 was 42% oil and liquids

•	Revenues for the third quarter of 2007 increased 20% to $255 million compared to the third quarter of 2006

•	For the first nine months of 2007, cash flow from operating activities increased 34% to $472.7 million and Adjusted EBITDA increased 31% to $567.6 million compared to the first nine months of 2006

•	Apparent high bidder on three Outer Continental Shelf (OCS) blocks offered in the Central Gulf of Mexico Lease Sale 205 held October 3, 2007

•	Increased borrowing availability under amended bank credit agreement from $300 million to $500 million

Revenues, Net Income and EPS: Net income for the third quarter of 2007 was $36.3 million, or $0.48 per diluted share, on revenue of $255.2 million, compared to net income for the same quarter in 2006 of $66.7 million, or $0.91 per diluted share. Net income for the third quarter of 2007 reflects the impact of a $6.4 million unrealized derivative loss ($4.2 million after-tax), or $0.05 per diluted share, while net income for the third quarter of 2006 included an unrealized derivative gain of $22.7 million. Without the effect of these unrealized derivative gains and losses, net income for the third quarter of 2007 would have been $40.5 million, or $0.53 per diluted share, and net income for the corresponding quarter of 2006 would have been $51.9 million, or $0.71 per diluted share. See “Non-GAAP Information” later in this release.

Net income for the nine months ended September 30, 2007 was $94.9 million, or $1.25 per diluted share ($1.46 per diluted share without the effect of the unrealized derivative loss and the loss on extinguishment of debt), on revenues of $774.3 million, compared to net income of $161.0 million or $2.35 per diluted share ($2.21 per diluted share without the effect of the unrealized derivative gain), on revenues of $536.1 million for the nine months ended September 30, 2006.

Cash Flow from Operating Activities and EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are hereinafter defined in “Non-GAAP Information” later in this press release. Net cash provided by operating activities for the nine months ended September 30, 2007 increased 34% to $472.7 million from $351.5 million in the first nine months of 2006. The increase was due to significantly higher revenues, partially offset by higher operating expenses. Adjusted EBITDA was $567.6 million for the nine months ended September 30, 2007, compared to $434.1 million for the prior nine-month period in 2006.

Production and Prices: Total production in the third quarter of 2007 was 16.8 billion cubic feet (“Bcf”) of natural gas sold at an average price of $6.45 per thousand cubic feet (“Mcf”) and 2.0 million barrels (“MMBbls”) of oil sold at an average price of $72.72 per barrel (“Bbl”), or 28.9 billion cubic feet of natural gas equivalent (“Bcfe”) sold at an average price of $8.83 per thousand cubic feet of natural gas equivalent (“Mcfe”). This compares to production of 15.4 Bcf of natural gas sold at an average price of $6.58 per Mcf and 1.8 MMBbls of oil sold at an average price of $62.08 per Bbl, or 26.2 Bcfe sold at an average price of $8.14 per Mcfe in the third quarter of 2006.

For the nine months ended September 30, 2007, total production was 55.5 Bcf of natural gas sold at an average price of $7.17 per Mcf and 6.1 MMBbls of oil sold at an average price of $61.49 per Bbl, or 92.2 Bcfe sold at an average price of $8.40 per Mcfe. This compares to 37.5 Bcf of natural gas sold at an average price of $7.35 per Mcf and 4.3 MMBbls of oil sold at an average price of $60.48 per Bbl, or 63.3 Bcfe sold at an average price of $8.46 per Mcfe for the same period in 2006.

The increase in volumes is primarily attributable to the properties acquired by merger in the Kerr-McGee transaction, partially offset by properties that experienced natural reservoir declines.

Lease Operating Expenses (“LOE”): LOE for the third quarter of 2007 increased to $51.6 million, or $1.79 per Mcfe, from $35.2 million, or $1.34 per Mcfe, in the third quarter of 2006. LOE for the nine months ended September 30, 2007 was $169.2 million or $1.83 per Mcfe, compared to $68.7 million or $1.08 per Mcfe for the same period in 2006. The increases are attributable to higher operating costs, hurricane repairs, major maintenance expenses, and insurance premiums, partially offset by lower workover expenditures. A significant portion of the increase is attributable to properties acquired by merger in the Kerr-McGee transaction. The Company believes the incurrence of such costs following a large acquisition of properties is not unusual, and the magnitude and timing of additional workover and maintenance expenditures on the properties acquired by merger in the Kerr-McGee transaction may fluctuate as integration of the properties continues. The remainder of the increase in operating costs is primarily attributable to new production and increases in service costs.

During the third quarter of 2007, the Company reclassified certain industry related reimbursements for overhead expenses from lease operating expenses to general and administrative expenses in order to better match the underlying reimbursement with the actual cost recorded. All prior year amounts have been reclassified to conform with the 2007 presentation. The effect of these reclassifications had no impact on net income.

Depreciation, Depletion, Amortization and Accretion (“DD&A”): DD&A increased to $123.1 million, or $4.26 per Mcfe, in the third quarter of 2007 from $85.5 million, or $3.26 per Mcfe, in the same period in 2006. For the nine months ended September 30, 2007 DD&A was $373.4 million or $4.05 per Mcfe, compared to $201.9 million, or $3.19 per Mcfe, for the same period in 2006. The increase primarily reflects higher finding and development costs and increased production volumes.

Capital Expenditures and Operations Update: In the third quarter, the Company successfully drilled one exploration well (see table below). For the nine months ended September 30, 2007, the Company has drilled or participated in the drilling of three exploration wells and two development wells. After the close of the third quarter, the Company drilled one non-commercial well at a cost, net to our interest, of $7.3 million (see table below).

For the nine months ended September 30, 2007, capital expenditures totaled $277.3 million (before dispositions of $3.7 million), of which $162.3 million was spent on development activities, $71.6 million for exploration, $43.4 million for seismic, leasehold costs and other capital items.

During the nine months ended September 30, 2007, development and exploration capital expenditures consisted of $98.7 million in the deepwater, $34.5 million on the deep shelf and $100.7 million on the conventional shelf and other projects.

Successful Well:

Field Name/Well	Category	Working Interest

South Timbalier 41 B-3ST	Exploration / Deep Shelf	40%

After the Close of the Quarter

Non-commercial Well:

Field Name/Well	Category	Working Interest

Main Pass 162 A-3	Exploration / Shelf	67%

Outlook: Certain factors affecting these forward-looking statements are listed in this news release. Guidance on performance for the fourth quarter and full year of 2007 is shown in the table below.

Fourth Quarter and Full Year 2007 Production and Revised Cost Guidance:

Estimated Production	Fourth Quarter 2007	Full-Year 2007
Crude oil (MMBbls)	1.5 – 1.9	7.7 – 8.0
Natural gas (Bcf)	19.2 – 23.2	74.7 – 78.7
Total (Bcfe)	28.8 – 34.8	121.0 – 127.0

Operating Expenses ($ in millions, except as noted)	Fourth Quarter 2007	Prior Full-Year 2007	Revised Full-Year 2007
Lease operating expenses	$48.6 – $58.6	$197.0 – $220.0	$203.0 – $213.0
Lease operating expenses – hurricane-related	$4.2 – $6.2	$18.0 – $26.0	$19.0 – $21.0
Gathering, transportation & production taxes	$6.4 – $8.4	$24.9 – $29.7	$21.0 – $23.0
General and administrative	$8.8 – $12.8	$50.0 – $55.0	$38.0 – $42.0
Income tax rate, % deferred	34%, 10%	34%, 80%	34%, 15%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Wednesday, November 7, 2007 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate, dial (303) 262-2130 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Wednesday, November 14, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11099965.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf region, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2006 (www.sec.gov).

- Tables to Follow -

W&T OFFSHORE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$255,191	$213,431	$774,293	$536,082

Operating costs and expenses:
Lease operating expenses	51,627	35,227	169,154	68,704
Gathering, transportation costs and production taxes	5,783	5,186	14,626	11,694
Depreciation, depletion and amortization	117,539	82,142	356,881	194,052
Asset retirement obligation accretion	5,574	3,324	16,477	7,840
General and administrative expenses	9,952	8,845	29,240	28,164
Derivative loss (gain)	2,809	(27,065)	15,082	(21,793)

Total costs and expenses	193,284	107,659	601,460	288,661

Operating income	61,907	105,772	172,833	247,421
Interest expense:
Incurred	14,332	9,876	47,774	10,514
Capitalized	(6,024)	(4,138)	(19,117)	(4,138)
Loss on extinguishment of debt	—	—	2,806	—
Other income	1,567	2,111	2,508	5,505

Income before income taxes	55,166	102,145	143,878	246,550
Income taxes	18,826	35,444	48,988	85,553

Net income	$36,340	$66,701	$94,890	$160,997

Earnings per common share:
Basic	$0.48	$0.92	$1.25	$2.36
Diluted	0.48	0.91	1.25	2.35
Weighted average shares outstanding:
Basic	75,787	72,882	75,787	68,300
Diluted	75,949	73,039	75,914	68,412

Consolidated Cash Flow Information
Net cash provided by operating activities	$164,290	$123,364	$472,668	$351,468
Capital expenditures	79,452	1,177,782	277,299	1,449,095

Other Financial Information
Adjusted EBITDA	$191,389	$168,524	$567,551	$434,089

W&T OFFSHORE, INC. AND SUBSIDIARIES

Operating Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales:
Natural gas (MMcf)	16,753	15,374	55,498	37,490
Oil (MBbls)	2,022	1,809	6,116	4,307
Total natural gas and oil (MMcfe) (1)	28,886	26,228	92,194	63,333

Average daily equivalent sales (MMcfe/d)	314.0	285.1	337.7	232.0

Average realized sales prices: (2)
Natural gas ($/Mcf)	$6.45	$6.58	$7.17	$7.35
Oil ($/Bbl)	72.72	62.08	61.49	60.48
Natural gas equivalent ($/Mcfe)	8.83	8.14	8.40	8.46

Average per Mcfe ($/Mcfe):
Lease operating expenses (3)	$1.79	$1.34	$1.83	$1.08
Gathering and transportation costs and production taxes	0.20	0.20	0.16	0.18
Depreciation, depletion, amortization and accretion	4.26	3.26	4.05	3.19
General and administrative expenses (3)	0.34	0.34	0.32	0.44
Net cash provided by operating activities	5.69	4.70	5.13	5.55
Adjusted EBITDA	6.63	6.43	6.16	6.85

(1)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).

(2)	Average realized prices exclude the effects of commodity derivative contracts that do not qualify for hedge accounting. Had the company included the effects of these derivatives, the average realized sales prices for natural gas would have been $6.69 per Mcf and $6.87 per Mcf for the third quarter of 2007 and 2006, respectively, and $7.27 per Mcf and $7.54 per Mcf for the nine months ended September 30, 2007 and 2006, respectively. The average realized sales prices for oil would have been $72.52 per barrel and $62.00 per barrel for the third quarter of 2007 and 2006, respectively, and $61.64 per barrel and $60.33 per barrel for the nine months ended September 30, 2007 and 2006, respectively. On a natural gas equivalent basis, the average realized sales prices would have been $8.96 per Mcfe and $8.30 per Mcfe for the third quarter of 2007 and 2006, respectively, and $8.47 per Mcfe and $8.57 per Mcfe for the nine months ended September 30, 2007 and 2006, respectively.

(3)	Certain industry related reimbursements for overhead expenses from joint interest owners have been reclassified from lease operating expenses to general and administrative expenses in order to better match the underlying reimbursement with the actual cost recorded. All prior year amounts have been reclassified to conform with the 2007 presentation. The effect of these reclassifications had no impact on net income.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$187,807	$39,235
Accounts receivable	135,493	149,043
Insurance receivable	—	75,151
Income taxes receivable	—	15,705

Total receivables	135,493	239,899
Prepaid expenses and other assets	42,594	49,559

Total current assets	365,894	328,693
Property and equipment – at cost:
Oil and gas property and equipment (full cost method, of which $286,535 at September 30, 2007 and $308,231 at December 31, 2006 were excluded from amortization)	3,575,536	3,297,153
Furniture, fixtures and other	10,711	10,948

Total property and equipment	3,586,247	3,308,101
Less accumulated depreciation, depletion and amortization	1,399,196	1,042,315

Net property and equipment	2,187,051	2,265,786
Restricted deposits for asset retirement obligations	10,463	10,680
Other assets	6,290	4,526

Total assets	$2,569,698	$2,609,685

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$3,000	$271,380
Accounts payable	123,566	247,324
Undistributed oil and gas proceeds	51,829	46,933
Asset retirement obligations – current portion	24,762	41,718
Accrued liabilities	27,364	28,825
Income taxes	22,164	—
Deferred income taxes – current portion	—	7,896

Total current liabilities	252,685	644,076
Long-term debt, less current maturities – net of discount	652,160	413,617
Asset retirement obligations, less current portion	281,632	272,350
Deferred income taxes, less current portion	242,579	232,835
Other liabilities	5,553	3,890
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; issued and outstanding 76,227,713 and 75,900,082 shares at September 30, 2007 and December 31, 2006, respectively	1	1
Additional paid-in capital	366,219	361,855
Retained earnings	769,670	681,634
Accumulated other comprehensive loss	(801)	(573)

Total shareholders’ equity	1,135,089	1,042,917

Total liabilities and shareholders’ equity	$2,569,698	$2,609,685

W&T OFFSHORE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share data)

(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Operating activities:
Net income	$94,890	$160,997
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	373,358	201,892
Amortization of debt issuance costs and discount on indebtedness	5,840	3,238
Loss on extinguishment of debt	2,806	—
Share-based compensation related to restricted stock issuances	2,491	2,177
Unrealized derivative loss (gain)	21,360	(15,224)
Deferred income taxes	92	65,977
Other	746	—
Changes in operating assets and liabilities:
Oil and gas receivables	20,429	(34,599)
Joint interest and other receivables	(7,240)	3,617
Insurance receivables	75,151	(36,449)
Income taxes	37,869	19,575
Prepaid expenses and other assets	(1,199)	(39,306)
Asset retirement obligations	(28,890)	(20,781)
Accounts payable and accrued liabilities	(125,024)	40,354
Other liabilities	(11)	—

Net cash provided by operating activities	472,668	351,468

Investing activities:
Acquisition of Kerr-McGee properties	—	(1,061,769)
Investment in oil and gas property and equipment, net	(273,638)	(387,326)
Purchases of furniture, fixtures and other, net	(348)	(6,985)

Net cash used in investing activities	(273,986)	(1,456,080)

Financing activities:
Issuance of Senior Notes	450,000	—
Borrowings of other long-term debt	458,000	819,732
Repayments of long-term debt	(945,750)	(191,000)
Proceeds from equity offering, net of costs	—	306,980
Dividends to shareholders	(6,850)	(5,947)
Debt issuance costs and other	(5,510)	(780)

Net cash (used in) provided by financing activities	(50,110)	928,985

Increase (decrease) in cash and cash equivalents	148,572	(175,627)
Cash and cash equivalents, beginning of period	39,235	187,698

Cash and cash equivalents, end of period	$187,807	$12,071

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA,” and “Adjusted EBITDA.” Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures, which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

“Adjusted Net Income” does not include the unrealized derivative (gain) loss and the loss on extinguishment of debt and associated tax effects. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In thousands, except per share amounts)
	(Unaudited)
Net Income	$36,340	$66,701	$94,890	$160,997
Loss on extinguishment of debt	—	—	2,806	—
Unrealized derivative loss (gain)	6,369	(22,714)	21,360	(15,224)
Income tax adjustment for above items	(2,173)	7,882	(8,228)	5,283

Adjusted net income	$40,536	$51,869	$110,828	$151,056

Adjusted earnings per share-diluted	$0.53	$0.71	$1.46	$2.21

We define EBITDA as net income plus income tax expense, net interest expense (income), and depreciation, depletion, amortization and accretion. We believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA excludes the loss on extinguishment of debt and the unrealized gain or loss related to our open derivative contracts. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA are relevant and useful because they help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In thousands)
	(Unaudited)
Net Income	$36,340	$66,701	$94,890	$160,997
Income taxes	18,826	35,444	48,988	85,553
Net interest expense	6,741	3,627	26,149	871
Depreciation, depletion, amortization and accretion	123,113	85,466	373,358	201,892

EBITDA	185,020	191,238	543,385	449,313

Adjustments:
Loss on extinguishment of debt	—	—	2,806	—
Unrealized derivative loss (gain)	6,369	(22,714)	21,360	(15,224)

Adjusted EBITDA	$191,389	$168,524	$567,551	$434,089